Exhibit 99.1

FOR IMMEDIATE RELEASE

HAMPSHIRE GROUP APPOINTS WILLIAM DROZDOWSKI

INTERIM CHIEF FINANCIAL OFFICER

New York, New York, March 16, 2015: Hampshire Group, Limited (OTC Markets: HAMP) today announced that, pursuant to an agreement with financial services and consulting firm, GRL Capital Advisors, it has retained the services of William Drozdowski as the Company’s interim Chief Financial Officer.

Mr. Drozdowski brings more than 25 years of financial and operational experience to Hampshire. Over the past eight years, he has served as interim Chief Financial Officer and/or Financial Advisor for thirteen of GRL Capital Advisors’ clients in the retail, wholesale, manufacturing and distribution industries, among others. Before joining GRL in 2006, Mr. Drozdowski was financial controller with Urban Brands, a leading women's specialty retailer with stores across the United States, Puerto Rico and the U.S. Virgin Islands. Before that he was the Director of Finance at Petrie Retail Inc., a major retailer of women's apparel that operated stores under a variety of names, including Petrie's, Winkelman's, Stuarts, M.J. Carroll, Rave, and G&G. Earlier in his career, Mr. Drozdowski served as Controller for Petrie Stores Corp.

Mr. Drozdowski holds a BA in Accounting from William Paterson University.

Paul M. Buxbaum, Chief Executive Officer of Hampshire Group, commented, “Bill’s strong background in a broad range of financial management, analysis and turnaround functions makes him a perfect fit to take over leadership of our financial organization for the near term while we seek a permanent CFO. Additionally, he has significant experience in leading the finance function for apparel retailers, so he has a deep understanding of our business and that of our customers. We look forward to working with Bill as we progress with Hampshire’s turnaround efforts.”

About Hampshire Group

Hampshire Group, Limited (www.hamp.com), along with its wholly-owned subsidiaries, Hampshire Brands, Inc. and Rio Garment S.A. is a provider of fashion apparel across a broad range of product categories, channels of distribution and price points. The Company specializes in designing and marketing men’s sportswear to department stores, chain stores and mass market retailers under licensed brands, our own proprietary brands and the private labels of our customers. The Company operates a Honduras-based apparel manufacturer, designing, sourcing and manufacturing knit tops for men, women and children.

About GRL Capital Advisors

GRL Capital Advisors provides a wide spectrum of consulting, financial advisory, real estate development and management services to help companies, lenders, hedge funds, and private equity firms maximize value. Our experienced staff of C-level professionals work closely with the management, board of directors, lenders and other financial intermediaries to overcome the most complex business challenges to achieve well-defined, strategic and financial goals. Our team members, each with a minimum of 25 years of experience, provide a broad array of support services for financial institutions including field audits, business strategy evaluations, performance analyses, and monitoring services. As experienced investors and operators, GRL executives are dedicated to using our in-house capabilities and expertise to help talented management teams and entrepreneurs build companies of significant value. For more information, please visit www.grlcapital.com or call 973-544-8209.

Contact: Benjamin C. Yogel Lead Director, Hampshire Group byogel@mrccapital.com (212) 561-1255